EXHIBIT 21 SUBSIDIARIES OF REGISTRANT

STATE/PROVINCE OF NAME	INCORPORATION

Cintas Corporation No. 3	Nevada

Cintas Corporation No. 2	Nevada

Cintas Canada Limited	Ontario, Canada

Cintas Corporation No. 8, Inc.	Nevada

Cintas Investment Corp.	Ontario, Canada

Cintas Corporation No. 15, Inc.	Nevada

Respond Industries, Incorporated	Colorado

Cintas - R.U.S., LP	Texas Partnership

American First Aid Company	Maryland

Cintas First Aid Holdings	Nevada

1202327 Ontario, Inc.	Ontario, Canada

XPECT First Aid Corporation	Kansas

UTY Canada, LTD.	Quebec, Canada

Affirmed Medical, Inc.	California

Unitog De Honduras, S.A.	Honduras

Uniforms To You Mexico S.A. de CV	Mexico

Empresa Cintas de Mexico S.A. de CV	Mexico